Exhibit 21


                 SUBSIDIARIES OF GUARANTY FINANCIAL CORPORATION



         Name of Subsidiary                    State of Incorporation
         ------------------                    ----------------------

            Guaranty Bank                             Virginia

             GMSC, Inc.                               Virginia

  Guaranty Investments Corporation                    Virginia

      Guaranty Capital Trust I                        Delaware